EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES AUTHORIZATION FOR
STOCK REPURCHASES

STAMFORD, CT, June 2, 2010-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that its Board of Directors has authorized the repurchase of up to $300 million of the Company’s common stock  from time to time over a period of three years.

 “As previously indicated, we have a variety of options to continue to create shareholder value including share repurchases,” said Tony Allott, President and CEO.  “Accordingly, the Board of Directors concluded the Company should have authority for this particular capital deployment option given our strong balance sheet and cash flow,” concluded Mr. Allott.

Pursuant to the repurchase authorization, the Company is authorized to repurchase shares of its common stock in open market and privately negotiated transactions or in any other manner as determined by the Company’s management and in accordance with the requirements of applicable securities laws.  The timing and amount of stock repurchases will depend on a variety of factors, including market conditions and corporate and regulatory considerations. The Company has no obligation to repurchase any amount of its common stock, and such repurchases, if any, may be discontinued at any time.

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SILGAN HOLDINGS
June 2, 2010

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

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